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                                                                   EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Trustees and Shareholders of Security Capital Pacific Trust
The Board of Trustees and Shareholders of Security Capital Atlantic
Incorporated
The Board of Trustees and Shareholders of Security Capital Group Incorporated

  With respect to the accompanying Amendment No. 1 to the registration statement (No. 333-07071) on Form S-11 of Security Capital Atlantic Incorporated which includes a prospectus related to Homestead Village Properties Incorporated, we consent to:

    (i) the use of our report dated May 1, 1996 on the combined balance sheets of the PTR-Homestead Village Group as of December 31, 1994 and 1995, the related combined statements of operations, owner's equity and cash flows for each of the years in the three-year period ended December 31, 1995, and the related combined schedule as of December 31, 1995, which report is included herein;

    (ii) the use of our report dated May 1, 1996 on the combined balance sheet of the Atlantic-Homestead Village Group as of December 31, 1995, the related combined statements of operations, owners' equity, and cash flows for the period from April 3, 1995 (date of formation) through December 31, 1995 and the related combined schedule as of December 31, 1995, which report is included herein;

    (iii) the use of our report dated May 1, 1996 on the combined balance sheets of SCG-Homestead Village Group as of December 31, 1994 and 1995 and the related combined statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report is included herein; and

    (iv) the reference to our firm under the heading "independent public accountants and experts" in the Registration Statement.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
August 23, 1996